Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2003, except as to the Company’s ability to continue to operate as a going concern as described in the eighth paragraph of Note 9, which is as of April 3, 2003 relating to the financial statements and financial statement schedule, which appears in the 2003 Annual Report to Shareholders, which is incorporated by reference in Access Worldwide Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

August 18, 2004